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                                                                     Exhibit 4.1


                                   APPENDIX A



                CERTIFICATE OF INCORPORATION OF ANERGEN DELAWARE


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                          CERTIFICATE OF INCORPORATION

                                       OF

                                  ANERGEN, INC.


                                    ARTICLE I

        The name of this corporation is Anergen, Inc. (the "Corporation").

                                   ARTICLE II

        The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, zip code 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

        The Corporation is authorized to issue two classes of stock to be designated respectively Common Stock and Preferred Stock. The total number of shares of all classes of stock which the Corporation has authority to issue is Seventy Million (70,000,000), consisting of Sixty Million (60,000,000) shares of Common Stock, $0.001 par value (the "Common Stock"), and Ten Million (10,000,000) shares of Preferred Stock, $0.001 par value (the "Preferred Stock").

        The shares of Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors. The Board of Directors of the Corporation is expressly authorized, by filing a certificate pursuant to the applicable law of the State of Delaware, to: (i) establish from time to time the number of shares to be included in each such series; (ii) fix the rights, preferences, restrictions and designations of the shares of each such series, including but not limited to the fixing or alteration of the dividend rights, dividend rate, conversion rights, conversion rate, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, voting rights and liquidation preferences of any series of Preferred Stock for which no shares have been issued and are outstanding; (iii) increase the number of shares of any series at any time; and (iv) decrease the number of shares of any series prior or subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall




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be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                    ARTICLE V

        The name and mailing address of the incorporator are as follows:

        Anna Itoi
        Wilson Sonsini Goodrich & Rosati
        650 Page Mill Road
        Palo Alto, CA 94304-1050

                                   ARTICLE VI

        The Corporation is to have perpetual existence.

                                   ARTICLE VII

        The election of directors need not be by written ballot unless a stockholder demands election by written ballot at a meeting of stockholders and before voting begins or unless the Bylaws of the Corporation shall so provide.

                                  ARTICLE VIII

        The number of directors which constitute the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

                                   ARTICLE IX

        In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation.

                                    ARTICLE X

        To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

        Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.




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                                   ARTICLE XI

        At the election of directors of the Corporation, each holder of stock of any class or series shall be entitled to one vote for each share held. No stockholder will be permitted to cumulate votes at any election of directors.

                                   ARTICLE XII

        Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the laws of the State of Delaware) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                  ARTICLE XIII

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation.

        The undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is her act and deed and that the facts stated herein are true.

Dated: May 1, 1998


                                                 /s/ Anna Itoi
                                                 ------------------------------
                                                 Anna Itoi



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